Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291223

PROSPECTUS

9,569,707 Shares

Common Stock

This prospectus relates to the resale from time to time of up to 9,569,707 shares of common stock of Karyopharm Therapeutics Inc. by the selling stockholders listed on page 13, including their donees, pledgees, assignees, transferees or other successors-in-interest, which consists of 949,908 shares of common stock held by the selling stockholders issued pursuant to the Financing Transactions (as described below), 956,885 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants, 4,950,947 shares of our common stock issuable upon the exercise of outstanding warrants with an exercise price of $6.64 and 2,711,967 shares of our common stock issuable upon the conversion of the 9.00% Senior Convertible Notes due 2028 (the “2028 Notes”). We will not receive any proceeds from the sale of the shares offered by this prospectus.

We have agreed, pursuant to registration rights agreements that we entered into with the selling stockholders, to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of our common stock.

The selling stockholders identified in this prospectus, or their donees, pledgees, assignees, transferees or other successors-in-interest, may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 13 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “KPTI.” On November 21, 2025, the last reported closing sale price of our common stock on the Nasdaq Global Select Market was $5.90 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves certain risks. See “Risk Factors” on page 6 of this prospectus, and in the documents incorporated by reference in this prospectus, for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 24, 2025.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not and the selling stockholders have not authorized anyone else to provide you with different or additional information from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Karyopharm Therapeutics Inc., a Delaware corporation, and its consolidated subsidiaries.

We own or have rights to, or have applied for, trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference in the prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, before deciding to invest in our common stock.

Karyopharm Therapeutics Inc.

We are a commercial-stage pharmaceutical company pioneering novel cancer therapies and dedicated to the discovery, development and commercialization of first-in-class drugs directed against nuclear export for the treatment of cancer. Our scientific expertise is based upon an understanding of the regulation of intracellular communication between the nucleus and the cytoplasm. We have discovered and are developing and commercializing novel, small molecule Selective Inhibitor of Nuclear Export (“SINE”) compounds that inhibit the nuclear export protein exportin 1 (“XPO1”). These SINE compounds represent a new class of drug candidates with a novel mechanism of action that have the potential to treat a variety of diseases with high unmet medical need. Our lead asset, XPOVIO® (selinexor), was the first oral XPO1 inhibitor to receive marketing approval, receiving its initial U.S. approval from the U.S. Food and Drug Administration (“FDA”) in July 2019.

Corporate Information

We were incorporated under the laws of the State of Delaware in December 2008. Our executive offices are located at 85 Wells Avenue, 2nd Floor, Newton, Massachusetts 02459, and our telephone number is

(617) 658-0600. Our website address is www.karyopharm.com. We have included our website address in this prospectus solely as an inactive textual reference.

Financing Transactions

On October 7, 2025, we entered into a series of transactions with the selling stockholders to provide financial flexibility, additional working capital and equitize maturing notes (collectively, the “Financing Transactions”). We consummated the Financing Transactions on October 10, 2025.

For additional information regarding the Financing Transactions and the securities issued pursuant thereto, see the section captioned “Selling Stockholders” in this prospectus. We filed the registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations under the registration rights agreements entered into in connection with the Financing Transactions with the selling stockholders to provide for the resale by the selling stockholders of the shares of common stock offered hereby, the shares of common stock that are issuable upon the exercise of pre-funded warrants, the shares of common stock that are issuable upon the exercise of warrants and shares of common stock issuable upon the conversion of the 2028 Notes.

Amended Credit Agreement and Term Loan

On October 7, 2025, we entered into the First Amendment and Waiver to Credit and Guaranty Agreement (the “Amendment”) by and among the Company, as borrower, the lenders party thereto (the “Lenders”) and Wilmington Savings Fund Society, FSB, as administrative agent for the Lenders and collateral agent for the secured parties under the Credit Agreement (as defined below) (in such capacities, the “Credit Agreement Agent”). The Amendment amended the Credit and Guaranty Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Amendment, the “Existing Credit Agreement” and as amended by the Amendment, the “Credit Agreement”), dated as of May 8, 2024, among the Company, as borrower, certain of its subsidiaries from time to time party thereto as guarantors, each Lender from time to time party thereto, and the Credit Agreement Agent.

Note Purchase Agreement

On October 10, 2025, we issued and sold $15.0 million aggregate principal amount of the 2028 Notes pursuant to a note purchase agreement (the “Note Purchase Agreement”) in a private placement to certain existing holders of our 6.00% Convertible Senior Notes due 2029 (the “Old 2029 Notes”). The 2028 Notes were issued pursuant to an indenture (the “2028 Notes Indenture”). Under the 2028 Notes Indenture, the 2028 Notes are convertible by holders of the 2028 Notes into shares of common stock at an initial conversion rate of 150.6024 shares per $1,000 principal amount of 2028 Notes (equivalent to an initial conversion price of $6.64 per share of common stock).

The conversion rate is subject to customary anti-dilution adjustments. In addition, if certain corporate events described in the 2028 Notes Indenture occur prior to the maturity date of the 2028 Notes, a holder that elects to convert its 2028 Notes may be entitled to receive a make-whole adjustment (a “2028 Notes Fundamental Change Make-Whole Adjustment”) in connection with such corporate event in certain circumstances. Any 2028 Notes Fundamental Change Make-Whole Adjustment will be settled by the Company by the payment of cash or, under certain circumstances and if the Company so elects, in shares of common stock, in an amount determined in accordance with the 2028 Notes Indenture and based on an increase in the conversion rate in connection with such corporate event. The 2028 Notes have a maximum conversion rate of 173.3102 shares per $1,000 principal amount of 2028 Notes.

Under the terms of the 2028 Notes Indenture, no holder is entitled to receive shares of common stock (i) upon conversion of the 2028 Notes or (ii) as part of a redemption make-whole share amount, which would cause such holder (together with its affiliates) to own more than 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such event, as such percentage ownership is determined in accordance with the terms of the 2028 Notes Indenture.

Exchange Agreements Relating to Exchange of Old 2029 Notes and Old Warrants for 2029 Notes and New Warrants

On October 7, 2025, we entered into privately negotiated agreements (the “2029 Notes Exchange Agreements”) with holders of our Old 2029 Notes who are both institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) (such existing holders, the “2029 Exchange Participants”) whereby, on October 10, 2025, we exchanged (i)(A) $101.0 million aggregate principal amount of outstanding Old 2029 Notes and (B) warrants to purchase up to 3,068,417 shares of common stock issued in May 2024 and having an exercise price of $16.50 for (ii) (A) $103.5 million aggregate principal amount of our newly issued 9.00% Senior Convertible Notes due 2029 (the “2029 Notes”) and (B) new warrants (the “2029 Warrants”) to purchase up to 3,068,417 shares of common stock with an exercise price of $6.64 per share. The 2029 Notes were issued pursuant to an indenture (the “2029 Notes Indenture”). The 2029 Notes are convertible by holders of the 2029 Notes into shares of common stock at an initial conversion rate of 44.444 shares per $1,000 principal amount of 2029 Notes (equivalent to an initial conversion price of $22.50 per share of common stock).

The conversion rate is subject to customary anti-dilution adjustments. In addition, if certain corporate events described in the 2029 Notes Indenture occur prior to the maturity date of the 2029 Notes, a holder that elects to convert its 2029 Notes may be entitled to receive a make-whole adjustment (a “2029 Notes Fundamental Change Make-Whole Adjustment”) in connection with such corporate event in certain circumstances. Any 2029 Notes Fundamental Change Make-Whole Adjustment will be settled by the Company by the payment of cash or, under certain circumstances and if the Company so elects, in shares of common stock, in an amount determined in accordance with the 2029 Notes Indenture and based on an increase in the conversion rate in connection with such corporate event. The 2029 Notes have a maximum conversion rate of 85.1374 shares per $1,000 principal amount of 2029 Notes.

Under the terms of the 2029 Notes Indenture, no holder is entitled to receive shares of common stock (i) upon conversion of the 2029 Notes or (ii) as part of a redemption make-whole share amount, which would cause such holder (together with its affiliates) to own more than 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such event, as such percentage ownership is determined in accordance with the terms of the 2029 Notes Indenture.

Exchange Agreements for the Exchange of Old 2029 Notes for Shares of Common Stock

On October 7, 2025, we entered into privately negotiated agreements (the “2029 Notes Equitization Agreements”) with existing holders of the Old 2029 Notes who are both institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act) and “qualified institutional buyers” (such holders, the “2029 Exchange Participants”), whereby on October 10, 2025, we exchanged $15.0 million aggregate principal amount of the 2029 Exchange Participants’ existing Old 2029 Notes plus accrued and unpaid interest for an aggregate of 2,024,344 shares of common stock and pre-funded warrants to purchase an aggregate of 552,164 shares of common stock.

Amendment to Revenue Interest Financing Agreement with HCRx

On October 7, 2025, we entered into the Sixth Amendment to the Revenue Interest Financing Agreement (the “HCRx Amendment”) with the investors party thereto (the “Investors”), HealthCare Royalty Management, LLC as the investor representative, and HCR Karyopharm SPV, LLC, as the collateral agent. On October 7, 2025, we entered into a fee agreement with the Investors (the “HCRx Fee Agreement”), pursuant to which we agreed to pay fees to the Investors of 201,276 shares of common stock as consideration for entering into the HCRx Amendment.

Fee Agreement with Lenders

On October 7, 2025, we entered into a fee agreement with the Lenders (the “Lender Fee Agreement” and, together with the “HCRx Fee Agreement”, the “Fee Agreements”) in connection with the Amendment, the 2029 Notes Exchange Agreements, the 2029 Notes Equitization Agreements and the Note Purchase Agreement (collectively, the “Transaction Documents”) agreed to pay fees to the respective parties thereto in cash or in the form of shares of common stock or pre-funded warrants in an aggregate amount of $10.1 million as consideration for entering into the transactions contemplated by the Transaction Documents. Pursuant to the Lender Fee Agreement, we issued an aggregate of 748,632 shares of common stock to the Lenders, pre-funded warrants to purchase an aggregate of 956,885 shares of common stock, and warrants to purchase an aggregate of 1,882,530 shares of common stock with an exercise price of $6.64 per share.

THE OFFERING

Common stock offered by selling stockholders	9,569,707 shares of our common stock, consisting of 949,908 shares of common stock held by the selling stockholders issued pursuant to the Financing Transactions, 956,885 shares of our common stock issuable upon the exercise of outstanding pre-funded warrants, 4,950,947 shares of our common stock issuable upon the exercise of outstanding warrants and 2,711,967 shares of common stock issuable upon the conversion of the 2028 Notes.

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 6 and the risk factors incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Select Market Symbol	“KPTI”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other filings we make with the Securities and Exchange Commission (the “SEC”) from time to time, which are incorporated by reference herein in their entirety, together with the other information in this prospectus and in the documents incorporated by reference in this prospectus.

The risks described in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and the other filings we make with the SEC incorporated by reference herein are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the risks described in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and the other filings incorporated by reference herein occurs, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this prospectus or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section of any accompanying prospectus supplement entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, collaborations, joint ventures or investments that we may make or enter into.

You should read this prospectus and the information incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates by reference certain statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. All of the market data incorporated by reference in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such data. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The selling stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified by reference to, our restated certificate of incorporation, our by-laws, our existing warrants and applicable provisions of Delaware corporate law. You should read our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

Our authorized capital stock consists of 53,333,333 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, $0.0001 par value per share. As of October 30, 2025, 17,050,876 shares of common stock were outstanding, 1,789,241 shares of common stock were issuable upon the exercise of pre-funded warrants with an exercise price of $0.0001 per share, 9,622,478 shares of common stock were issuable upon the exercise of warrants with a weighted average exercise price of $12.50 per share, and no shares of preferred stock were outstanding.

Common Stock

Annual Meeting. Annual meetings of our stockholders are held on the date designated in accordance with our by-laws. Written notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by the board of directors, the chairman of the board or the chief executive officer. Except as may be otherwise provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters to be voted upon by stockholders.

Dividends. Subject to the rights, powers and preferences of any outstanding preferred stock, and except as provided by law or in our certificate of incorporation, dividends may be declared and paid or set aside for payment on the common stock out of legally available assets or funds when and as declared by the board of directors.

Liquidation and Dissolution. Subject to the rights, powers and preferences of any outstanding preferred stock, in the event of our liquidation or dissolution, our net assets will be distributed pro rata to the holders of our common stock.

Other Rights. Holders of the common stock have no right to:

•	convert the stock into any other security;

•	have the stock redeemed;

•	purchase additional stock; or

•	maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue. Holders of shares of the common stock are not required to make additional capital contributions.

Transfer Agent and Registrar. Computershare Trust Company, N.A. is transfer agent and registrar for the common stock.

Preferred Stock

We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designations, powers, preferences and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions of the shares of each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Warrants

On December 5, 2022, we issued to certain institutional investors, in a private placement offering of securities, warrants to purchase up to 635,703 shares of common stock, which have an exercise price of $95.37 per share. The warrants are exercisable through December 7, 2027. As of October 30, 2025, none of these warrants have been exercised.

On October 10, 2025, we issued to certain institutional investors, in a private placement offering of securities, warrants to purchase up to 1,317,771 shares of common stock, which have an exercise price of $6.64 per share. The warrants are exercisable until the date that is the first to occur of (i) thirty (30) days following the public announcement by the Company of the top-line results from the Phase 3 XPORT-EC-042 clinical trial of selinexor in patients with endometrial cancer or (ii) October 10, 2028. As of October 30, 2025, none of these warrants have been exercised.

On October 10, 2025, we issued to certain institutional investors, pursuant to (i) privately negotiated agreements with (a) a limited number of existing holders of our 3.00% Convertible Senior Notes due 2025, and (b) existing holders of the 2029 Notes and (ii) the Fee Agreements, pre-funded warrants to purchase an aggregate of 2,913,136 shares of common stock, which have an exercise price of $0.0001 per share, and newly issued warrants to purchase an aggregate of 7,453,098 shares of common stock, which have an exercise price of $6.64 per share. Warrants to purchase an aggregate of 4,384,681 shares of common stock are exercisable through October 10, 2030 and warrants to purchase an aggregate of 3,068,417 shares of common stock are exercisable through May 13, 2029. As of October 30, 2025, pre-funded warrants to purchase an aggregate of 1,123,895 shares of common stock have been exercised.

On October 10, 2025, we issued to J. Wood Capital Advisors LLC, a financial advisor, pursuant to an engagement letter, warrants to purchase up to 215,906 shares of common stock, which have an exercise price of $6.64 per share. The warrants are exercisable through October 10, 2030. As of October 30, 2025, none of these warrants have been exercised.

Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects

Board of Directors. Our certificate of incorporation and by-laws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. Our certificate of incorporation and by-laws provide that, subject to the rights of holders of any series of preferred stock, a member of our board of directors may only be removed for cause and only by an affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote on the election of the directors.

Super-Majority Voting. The General Corporation Law of the State of Delaware (the “DGCL”), provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Subject to the rights of holders of any series of preferred stock, our by-laws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal, or to adopt any provisions inconsistent with, any of the provisions of our certificate of incorporation described under the prior two paragraphs.

Stockholder Nomination of Directors. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director not earlier than 120 days but not later than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than close of business on the later of (x) the 90th day prior to the date of such meeting and (y) the 10th day following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting is first made by us, whichever occurs first.

No Action By Written Consent. Our certificate of incorporation and our by-laws provide that our stockholders may not act by written consent and may only act at duly called meetings of stockholders. Our certificate of incorporation and our by-laws also provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our board of directors, chairman of the board or chief executive officer. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors.

Issuance of Preferred Stock. Our board of directors is authorized, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions of the shares of each series of Preferred Stock. The issuance of preferred stock could impede the completion of a merger, tender offer or other takeover attempt.

Delaware Business Combination Statute. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner or the interested stockholder acquired at least 85% of the corporation’s outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Exclusive Forum Selection. Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of our certificate of incorporation or our by-laws or governed by the internal affairs doctrine; provided, however, that this exclusive forum provision shall not apply to claims arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any claims arising under the Securities Act.

SELLING STOCKHOLDERS

On October 7, 2025, we entered into a series of transactions with the selling stockholders to provide financial flexibility, additional working capital and equitize maturing notes (collectively, the “Financing Transactions”). We consummated the Financing Transactions on October 10, 2025.

We filed the registration statement on Form S-3, of which this prospectus forms a part, to fulfill our contractual obligations under the registration rights agreements entered into in connection with the Financing Transactions with the selling stockholders to provide for the resale by the selling stockholders of the shares of common stock offered hereby, the shares of common stock that are issuable upon the exercise of certain pre-funded warrants, the shares of common stock that are issuable upon the exercise of warrants and shares of common stock issuable upon the conversion of the 2028 Notes.

Shares of Common Stock Issued Pursuant to the Fee Agreements

Pursuant to the HCRx Fee Agreement, we paid fees to the Investors of an aggregate of 201,276 shares of common stock. Pursuant to the Lender Fee Agreement, we issued an aggregate of 748,632 shares of common stock to the Lenders. The shares of common stock issued pursuant to the Fee Agreements are being registered hereby.

2028 Notes

Under the 2028 Notes Indenture, the 2028 Notes are convertible by holders of the 2028 Notes into shares of common stock at an initial conversion rate of 150.6024 shares per $1,000 principal amount of 2028 Notes (equivalent to an initial conversion price of $6.64 per share of common stock). The conversion rate is subject to customary anti-dilution adjustments. In addition, a holder of 2028 Notes that elects to convert its 2028 Notes may be entitled to a 2028 Notes Fundamental Change Make-Whole Adjustment. Any 2028 Notes Fundamental Change Make-Whole Adjustment will be settled by the Company by the payment of cash or, under certain circumstances and if the Company so elects, in shares of common stock, in an amount determined in accordance with the 2028 Notes Indenture and based on an increase in the conversion rate in connection with such corporate event. The 2028 Notes are convertible into 2,711,967 shares of common stock, based on a maximum conversion rate of 173.3102 shares per $1,000 principal amount of 2028 Notes. The 2028 Notes bear interest at a rate of 9.00% per year payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, beginning on December 31, 2025. Interest will be paid in kind on December 31, 2025 and March 31, 2026 with cash interest payments beginning on June 30, 2026. The shares issuable upon conversion of the 2028 Notes are being registered hereby.

Under the terms of the 2028 Notes Indenture, no holder is entitled to receive shares of common stock (i) upon conversion of the 2028 Notes or (ii) as part of a redemption make-whole share amount, which would cause such holder (together with its affiliates) to own more than 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such event, as such percentage ownership is determined in accordance with the terms of the 2028 Notes Indenture. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to us. A holder may elect to receive pre-funded warrants upon conversion of the 2028 Notes in respect of any shares of our common stock that would otherwise be issuable upon exercise but for the foregoing ownership limitations. Any such pre-funded warrants would have an exercise price of $0.0001. The shares issuable upon any such pre-funded warrants are also being registered hereby.

Warrants

The exercise price of the warrants issued in the Financing Transactions is $6.64 per share, subject to customary anti-dilution adjustments. The closing of the Financing Transactions was consummated on October 10, 2025.

Warrants to purchase an aggregate of 1,882,530 shares of common stock are exercisable at any time after their original issuance and expiring on the fifth anniversary of the date of issuance, and warrants to purchase an aggregate of 3,068,417 shares of common stock are exercisable at any time after their original issuance and expiring on May 13, 2029. The exercise price of the warrants may only be paid in cash; provided, however, that if a registration statement covering the resale of shares of common stock issuable upon exercise of any warrants is not in effect at the time such warrants are exercised, the holder of such warrants may instead decide to effect a cashless exercise of such warrants.

Under the terms of the warrants, the Company may not effect the exercise of any warrant, and a holder will not be entitled to exercise any portion of any warrant, which, upon giving effect to such exercise, would cause a holder (together with its affiliates) to own more than 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the warrants (the “Beneficial Ownership Limitation”). However, any holder may increase or decrease the Beneficial Ownership Limitation but not to any percentage in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to us. In addition, a holder may elect to receive pre-funded warrants upon exercise of the warrants in respect of any shares of our common stock that would otherwise be issuable upon exercise but for the foregoing ownership limitations. Any such pre-funded warrants would have an exercise price of $0.0001. The shares issuable upon any such pre-funded warrants are also being registered hereby.

With respect to the warrants to purchase an aggregate of 3,068,417 shares of common stock expiring on May 13, 2029 that were issued in the Financing Transactions, we will have the right to require holders of warrants to exercise their warrants, in whole or in part, under certain circumstances and subject to certain conditions, if the price of the common stock exceeds two times the then-current exercise price of the warrant for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period.

Pre-Funded Warrants

On October 10, 2025, pre-funded warrants to purchase an aggregate of 956,885 shares of common stock pursuant to the Fee Agreements were exercisable immediately. The exercise price of the pre-funded warrants issued in the Financing Transactions and any pre-funded warrants issued under the 2028 Notes Indenture, 2029 Notes Indenture or upon exercise of the warrants is $0.0001 per share. The exercise price of the pre-funded warrants may only be paid in cash; provided, however, that if a registration statement covering the resale of shares of common stock issuable upon exercise of any pre-funded warrants is not in effect at the time such pre-funded warrants are exercised, the holder of such pre-funded warrants may instead decide to effect a cashless exercise of such pre-funded warrants.

Under the terms of the pre-funded warrants, we may not effect the exercise of any pre-funded warrants, and a holder will not be entitled to exercise any portion of any pre-funded warrants, which, upon giving effect to such exercise, would cause a holder (together with its affiliates) to own more than 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice is delivered to us.

Registration Rights Agreements

In connection with the Financing Transactions, we entered into registration rights agreements with the Lenders, dated as of October 10, 2025 (the “Registration Rights Agreements”), pursuant to which we agreed to file a registration statement with the SEC covering the resale of certain shares of common stock, the shares of common stock underlying the warrants and certain pre-funded warrants, and the shares of common stock issuable upon the conversion of the 2028 Notes, as described above. We agreed to file such registration statement no later than 45 days following October 10, 2025. The Registration Rights Agreements include customary indemnification rights in connection with the registration statement. The registration statement of which this prospectus forms a part has been filed in accordance with the Registration Rights Agreements.

The foregoing summary descriptions do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which were filed as exhibits to our Current Report on Form 8-K filed on October 14, 2025, and are incorporated by reference herein.

This prospectus covers the sale or other disposition by the selling stockholders of up to 949,908 shares of our common stock issued to the selling stockholders pursuant to the Financing Transactions, 956,885 shares of common stock issuable upon exercise of certain outstanding pre-funded warrants, the total number of shares of common stock issuable upon exercise of the warrants and the total number of shares of common stock issuable upon conversion of the 2028 Notes, without giving effect to any of the Beneficial Ownership Limitations described above. The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock held by the selling stockholders as of October 30, 2025. The information in the table below with respect to the selling stockholders has been obtained from the respective selling stockholders. When we refer to the “selling stockholders” in this prospectus, or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, we mean the selling stockholders listed in the table below as offering shares, as well as their respective donees, pledgees, assignees, transferees or other successors-in-interest. The selling stockholders may sell all, some or none of the shares of common stock being registered hereby. See “Plan of Distribution” below as it may be supplemented and amended from time to time.

The number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes all shares of our common stock beneficially held by such selling stockholder as of October 30, 2025, which includes shares of common stock issued in the Financing Transactions, the shares of common stock underlying the warrants issued to the selling stockholders pursuant to the Financing Transactions and the shares of common stock underlying the pre-funded warrants issued to the selling stockholders pursuant to the Financing Transactions, subject to the Beneficial Ownership Limitation. The number of shares of common stock beneficially owned prior to the offering for each selling stockholder does not include any shares issuable upon conversion of the 2028 Notes and the 2029 Notes. The percentages of shares owned before and after the offering are based on 17,050,876 shares of common stock outstanding as of October 30, 2025, which includes the outstanding shares of common stock offered by this prospectus but does not include any shares of common stock offered by this prospectus that are issuable pursuant to the pre-funded warrants or the warrants and are deemed outstanding in the table below because they are beneficially owned by a person.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock issuable upon the exercise of the pre-funded warrants and the warrants held by that selling stockholder described above because all are exercisable within 60 days of October 30, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock Being Offered (1)	Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Braidwell Partners Master Fund LP (3)	2,134,699	4.9%	2,134,699	—	*
Entities affiliated with Highbridge Capital Management, LLC (4)	2,029,195	4.9%	2,843,292	373,887	2.2%
Entities affiliated with Davidson Kempner Capital Management LP (5)	2,310,951	4.9%	2,360,800	947,297	4.9%
Context Partners Master Fund, L.P. (6)	1,425,831	4.9%	1,446,354	389,387	2.3%
Entities affiliated with HCRx (7)	667,645	3.9%	784,562	—	*

*	Less than one percent.
(1)

The number of shares of our common stock in the column “Number of Shares of Common Stock Being Offered” represents 949,908 shares of common stock held by the selling stockholders issued pursuant to the Financing Transactions, 956,885 shares of common stock issuable upon exercise of certain outstanding pre-funded warrants, 4,950,947 shares of common stock issuable upon the exercise of outstanding warrants and 2,711,967 shares of common stock issuable upon the conversion of the 2028 Notes.

(2)

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the 949,908 shares of common stock stockholders issued pursuant to the Fee Agreements, none of the 956,885 shares of common stock issuable upon the exercise of certain outstanding pre-funded warrants, none of the shares of common stock issuable upon the exercise of the outstanding warrants and none of the shares of common stock issuable upon the conversion of the 2028 Notes and covered by this prospectus, will be held by the selling stockholders.

(3)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i) 303,370 shares of common stock and (ii) 1,831,329 shares of common stock issuable upon exercise of warrants, each held by Braidwell Partners Master Fund LP (“Braidwell Partners”). Braidwell Partners is prohibited from exercising warrants and converting the 2029 Notes, if, as a result of such exercise or conversion, Braidwell Partners would beneficially own more than 4.99% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the exercise or conversion. As such, the percentage of outstanding common stock, but not the number of shares, reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” gives effect to the 4.99% blocker contained in the warrants and the 2029 Notes. In the absence of the Beneficial Ownership Limitation, Braidwell Partners would be deemed to beneficially own 12.5% of the outstanding shares of common stock. Braidwell LP (the “Braidwell Investment Manager”) is the investment manager of Braidwell Partners. Braidwell GP LLC (the

“Braidwell GP”) is the general partner of Braidwell Partners. Braidwell Management LLC (the “Braidwell IM GP”) is the general partner of the Braidwell Investment Manager and the managing member of the Braidwell GP. Messrs. Alexander T. Karnal and Brian J. Kreiter (together with Braidwell Partners, the Braidwell Investment Manager, the Braidwell GP and the Braidwell IM GP, the “Braidwell Parties”) together own, directly or indirectly, the Braidwell Investment Manager, the Braidwell GP and the Braidwell IM GP. The address of Braidwell Partners is c/o Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands. The principal address of the Braidwell Investment Manager, the Braidwell GP and the Co-Founders is One Harbor Point, 2200 Atlantic Street, 4th Floor, Stamford, Connecticut 06902. The Braidwell Parties may be deemed to have shared voting and dispositive power with respect to the securities held by Braidwell Partners. Each of the Braidwell Parties disclaims beneficial ownership of such securities except to the extent of any pecuniary interest therein.
(4)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i)(a) 287,373 shares of common stock and (b) 1,209,339 shares of common stock issuable upon exercise of warrants and pre-funded warrants, each held by Highbridge Tactical Credit Master Fund, L.P. (“Tactical Credit Master Fund”), (ii)(a) 76,424 shares of common stock and (b) 287,247 shares of common stock issuable upon exercise of warrants and pre-funded warrants, each held by Highbridge Tactical Credit Institutional Fund, Ltd. (“Tactical Credit Institutional Fund”), (iii)(a) 10,090 shares of common stock and (b) 61,794 shares of common stock issuable upon exercise of warrants and pre-funded warrants, held by 1992 Master Fund Co-Invest SPC-Series 4 Segregated Portfolio (“1992 Master Fund”) and (iv)(a) 14,243 shares of common stock and (b) 82,685 shares of common stock issuable upon exercise of warrants and pre-funded warrants, each held by Highbridge SCF II Special Situations SPV, L.P. (collectively with Tactical Credit Master Fund, Tactical Credit Institutional Fund and 1992 Master Fund, the “Highbridge Funds”). The shares reported under “Number of Shares of Common Stock Being Offered” include (i) 916,446 shares of common stock issuable upon the conversion of the 2028 Notes, assuming the maximum conversion rate, held by Tactical Credit Master Fund, (ii) 233,825 shares of common stock issuable upon the conversion of the 2028 Notes, assuming the maximum conversion rate, held by Tactical Credit Institutional Fund and (iii) 37,713 shares of common stock issuable upon the conversion of the 2028 Notes, assuming the maximum conversion rate, held by 1992 Master Fund. The Highbridge Funds are prohibited from exercising warrants and pre-funded warrants and converting the 2028 Notes and 2029 Notes, if, as a result of such exercise or conversion, the Highbridge Funds would beneficially own more than 4.99% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the exercise or conversion. As such, the percentage of outstanding common stock, but not the number of shares, reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” gives effect to the 4.99% blocker contained in the warrants, the pre-funded warrants, the 2028 Notes and the 2029 Notes. In the absence of the Beneficial Ownership Limitation, the Highbridge Funds together would be deemed to beneficially own 11.9% of the outstanding shares of common stock. Highbridge Capital Management, LLC (“HCM”), a Delaware LLC, is the trading manager of the Highbridge Funds. Jonathan Segal and Jason Hempel are responsible for the investment and voting decisions made by HCM with respect to the shares held by the Highbridge Funds. The Highbridge Funds disclaim beneficial ownership over these shares. The business address of HCM is 277 Park Avenue, 23rd Floor, New York, NY 10172, and the address of the Highbridge Funds is c/o Maples Corporate Services Limited #309 Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands.

(5)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i)(a) 746,259 shares of common stock and (b) 1,497,216 shares of common stock issuable upon exercise of warrants and pre-funded warrants, each held by Davidson Kempner Arbitrage, Equities and Relative Value LP (“Davidson Kempner”) and (ii)(a) 22,769 shares of common stock and (b) 44,707 shares of common stock issuable upon exercise of warrants and pre-funded warrants, each held by M.H. Davidson & Co. (“M.H. Davidson,” together with Davidson Kempner, the “DK Funds”). The shares reported under “Number of Shares of Common Stock Being Offered” include (i) 967,540 shares of common stock issuable upon the conversion of the 2028 Notes, assuming the maximum conversion rate, held by Davidson Kempner and (ii) 29,606 shares issuable upon the conversion of the 2028 Notes, assuming the maximum conversion rate, held by M.H. Davidson. The DK Funds are prohibited from exercising warrants and pre-funded warrants and converting the 2028 Notes and the 2029 Notes, if, as a result of such exercise or conversion, the DK Funds would beneficially own more than 4.99% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the exercise or conversion. As such, the percentage of outstanding common stock, but not the number of shares, reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” and under “Shares of Common Stock to be Beneficially Owned After Offering” give effect to the 4.99% blocker contained in the warrants, the pre-funded warrants, the 2028 Notes and the 2029 Notes. In the absence of the Beneficial Ownership Limitation, entities affiliated with Davidson Kempner Capital Management LP (“DKCM”), a Delaware limited partnership and a registered investment adviser with the SEC, would be deemed to beneficially own 13.6% of the outstanding shares of common stock. DKCM acts as investment manager to the DK Funds. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The partners of DKCM are Anthony A. Yoseloff, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris, Suzanne K. Gibbons, Gregory S. Feldman, Melanie Levine and James Li. Anthony A. Yoseloff, through DKCM, is responsible for the voting and investment decisions relating to the securities held by the DK Funds and thus may be deemed to beneficially own the shares held by the DK Funds. Mr. Yoseloff disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address of DKCM and the DK Funds is 520 Madison Avenue, 30th Floor New York, NY 10022.
(6)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (a) 653,093 shares of common stock and (b) 772,738 shares of common stock issuable upon exercise of warrants, each held by Context Partners Master Fund, L.P. (the “Context Fund”). The shares reported under “Number of Shares of Common Stock Being Offered” include 409,920 shares issuable upon conversion of the 2028 Notes, assuming the maximum conversion rate, held by the Context Fund. The Context Fund is prohibited from exercising warrants and converting the 2028 Notes and the 2029 Notes, if, as a result of such exercise or conversion, the Context Fund would beneficially own more than 4.99% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the exercise or conversion. As such, the shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” gives effect to the 4.99% blocker contained in the warrants, the 2028 Notes and the 2029 Notes. In the absence of the Beneficial Ownership Limitation, the Context Fund would be deemed to beneficially own 8.4% of the outstanding shares of common stock. Context Capital Management, LLC (“Context LLC”) is the investment adviser to the Context Fund. Charles E. Carnegie, CIO, has full voting and investment authority of the securities under management by Context LLC. The address of the Context Fund is 7724 Girard Avenue, Third Floor, La Jolla, CA 92037, USA.

(7)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to the Offering” consist of (i)(a) 35,716 shares of common stock and (b) 16,667 shares of common stock issuable upon exercise of warrants, each held by HCR Karyopharm SPV, LLC (“Karyopharm SPV”), (ii)(a) 178,523 shares of common stock and (b) 151,439 shares of common stock issuable upon exercise of warrants held by HealthCare Royalty Partners IV, L.P. (“HCR IV LP”), (iii)(a) 76,866 shares of common stock and (b) 130,940 shares of common stock issuable upon exercise of warrants held by HCRX Investments HoldCo, L.P. (“HCRX LP”), (iv) 6,048 shares of common stock held by HCR Canary Fund, L.P. (“HCR Canary LP”), (v) 3,025 shares of common stock held by HCR Molag Fund, L.P. (“HCR Molag LP”) and (vi) 68,421 shares of common stock held by GARx I, L.P. (“GARx Fund LP”, and together with Karyopharm SPV, HCR IV LP, HCRX LP, HCR Canary LP and HCR Molag LP, the “HCRx Entities”). The shares reported under “Number of Shares of Common Stock Being Offered” include 116,917 shares issuable upon conversion of the 2028 Notes, assuming the maximum conversion rate, held by Karyopharm SPV. The HCRx Entities are prohibited from exercising warrants and converting the 2028 Notes and the 2029 Notes, if, as a result of such exercise or conversion, the HCRx Entities would beneficially own more than 4.99% of the total number of shares of common stock then issued and outstanding immediately after giving effect to the exercise or conversion. Karyopharm SPV is owned by HCR IV LP, HCRX LP, HCR Canary LP, HCR Molag LP and GARx Fund LP in the respective ownership percentages of 53.6%, 22.0%, 1.9%, 1.0%, and 21.5%. Each of HCR IV LP, HCRX LP, HCR Canary LP, HCR Molag LP, and GARx Fund LP has a sole general partner, respectively: HealthCare Royalty GP IV, LLC (“HCR IV GP”), HCRX Master GP, LLC

(“HCRX GP”), HCR Canary Fund GP, LLC (“HCR Canary GP”), HCR Molag Fund GP, LLC (“HCR Molag GP”), and GARx I GP, LLC (“GARx I GP”). HCR IV GP, HCRX GP, HCR Canary GP, and HCR Molag GP are managed by Vanderbilt Capital GP IV, LLC (“Vanderbilt GP IV”), Vanderbilt Master, LLC (“Vanderbilt Master”), Vanderbilt Canary GP, LLC (“Vanderbilt Canary”), and Vanderbilt Account Management GP, LLC (“Vanderbilt Account Management”), respectively (collectively, the “Vanderbilt GP Entities”). The Vanderbilt GP Entities and GARx I GP are all controlled and managed by HealthCare Royalty Management, LLC, which is 60% owned by KKR Harbor Holdings L.P. The General Partner of KKR Harbor Holdings LP is KKR Harbor Holdings GP LLC. The Sole Member of KKR Harbor Holdings GP LLC is KKR Group Assets Holdings III L.P. All three of these KKR entities are wholly owned, controlled and consolidated subsidiaries of the publicly listed ultimate parent KKR & Co. Inc. (NYSE:KKR). For further information please refer to KKR’s public filings including its latest Annual Report on Form 10-K filed with the SEC. The address of the entities affiliated with HCRx is 300 Atlantic Street, 6th Floor Stamford, CT 06901.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants in cash.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of Karyopharm Therapeutics Inc. appearing in Karyopharm Therapeutics Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Karyopharm Therapeutics Inc.’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.karyopharm.com. Our website is not a part of this prospectus and the information contained on, or accessible through, our website is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and the securities offered under this prospectus. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-36167) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the shares covered by this prospectus, other than those documents or the portions of those documents not deemed to be filed until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the year ended December 31, 2024, which was filed on February 19, 2025;

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The information included in our definitive proxy statement on Schedule 14A for the 2025 Annual Meeting of Stockholders, which was filed on April  14, 2025, to the extent incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•

Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025, which was filed on May 12, 2025, for the quarterly period ended June 30, 2025, which was filed on August 11, 2025, and for the quarterly period ended September 30, 2025, which was filed on November 3, 2025;

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Current Reports on Form 8-K filed on January 2, 2025, January  30, 2025, January  31, 2025, February  24, 2025, May  29, 2025, September  11, 2025, October  8, 2025 (excluding Items 2.02 and 7.01) and October 14, 2025;

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on November  1, 2013, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 19, 2025, including any amendments or reports filed for the purpose of updating such description; and

•	Any other filings we make pursuant to the Exchange Act after the date of filing the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Karyopharm Therapeutics Inc.

85 Wells Avenue, 2nd Floor

Newton, MA 02459

Attn: Investor Relations

(617) 658-0600

9,569,707 Shares

Common Stock

PROSPECTUS

November 24, 2025